EXHIBIT 21

DLH HOLDINGS CORP. SUBSIDIARIES OF REGISTRANT

DLH Solutions, Inc. (formerly known as TeamStaff Government Solutions, Inc.)
TeamStaff Rx, Inc
BrightLane.com, Inc.